INDEPENDENT AUDITORS' REPORT
To the Board of  Trustees  and  Shareholders  of The 59 Wall  Street  Trust:
     In planning and performing our audit of the financial statements of The 59 Wall Street Trust (the "Trust") including U.S. Treasury Money Fund, Tax Exempt Money Fund, Money Market Fund, and Tax Free Short/Intermediate Fixed Income Fund for the year ended June 30, 1999 (on which we have issued our report dated August 13, 1999), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Portfolio's internal control.
     The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.
     Because of inherent limitations in any internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.
     Our consideration of the Trust's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 1999.
     This report is intended  solely for the  information and use of management, the Trustees of The 59 Wall Street Trust, and the Securities and Exchange Commission.
/s/ Deloitte & Touche LLP

August 18, 2000